Exhibit 10.56

GUARANTY AGREEMENT

This Guaranty Agreement (this “Guaranty”) is made as of the 21th day of December, 2006, by Nationwide Financial Services, Inc., a Delaware corporation (“Guarantor”), in favor of The Charles Schwab Corporation, a Delaware corporation (“Buyer”).

WHEREAS, Guarantor is the sole stockholder of NFS Distributors, Inc., a Delaware corporation (“Seller”), and concurrently herewith Seller is entering into a stock purchase agreement, by and between Seller and Buyer, dated as of even date herewith (as modified, supplemented or amended from time to time, the “Stock Purchase Agreement”), a complete and correct copy of which is attached hereto as Exhibit A;

WHEREAS, Guarantor, as the sole stockholder of Seller, will receive a substantial benefit from the closing of the transactions contemplated by the Stock Purchase Agreement; and

WHEREAS, unless the context indicates otherwise, any capitalized term used and not defined in this Guaranty has the meaning given to such term in the Stock Purchase Agreement.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and as a material inducement to Buyer to enter into and to close the transactions contemplated by the Stock Purchase Agreement, Guarantor hereby (i) absolutely, unconditionally and irrevocably guarantees to Buyer the payment and performance of the obligations of Seller set forth in Section 5.05 of the Stock Purchase Agreement, the payment of any Damages required to be paid by Seller under the provisions of Sections 11.02, 11.03 and 11.04 of the Stock Purchase Agreement and the payment of any amount required to be paid by Seller pursuant to Sections 2.03 and 8.05 of the Stock Purchase Agreement (collectively, the “Guaranteed Obligations”), and (ii) agrees to the covenants in connection with Sections 5.05 and 8.07 of the Stock Purchase Agreement upon the following terms and conditions:

1. Guaranty of Payment and Performance. Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Buyer the timely payment and/or performance, as the case may be, of all of the Guaranteed Obligations upon such terms and in such amounts as is set forth in the Stock Purchase Agreement, in an amount not to exceed the Purchase Price.

2. Liability of Guarantor.

(a) Within 15 Business Days of receiving written notice from Buyer of a default of any Guaranteed Obligation, Seller shall provide written notice to Buyer (a “Required Response”) stating its intention to (i) pay, defend or dispute such Guaranteed Obligation, or (ii) refer such Guaranteed Obligation to the Guarantor for payment and/or performance.

(b) If Seller shall (i) elect to refer any Guaranteed Obligation to the Guarantor for payment and/or performance, (ii) fail to provide a Required Response within 15 Business Days, or (iii) default in the payment and/or performance of any Guaranteed Obligation, or any part thereof, following an election to pay, defend or dispute such Guaranteed Obligation, (A) Buyer shall provide to Guarantor written notice of the same in accordance with Section 6 hereof (the “Required Notice”) and (B) Guarantor shall, on demand and without presentment, protest or any notice other the Required Notice, pay and/or perform, as the case may be, the Guaranteed Obligations described in the Required Notice, subject to Section 2(c) of this Guaranty.

(c) Guarantor waives all rights, demands or defenses to the payment or performance of the obligations described in the Required Notice, including without limitation any right to revoke this Guaranty as to future events giving rise to the Guaranteed Obligations, except as set forth in Sections 2(a) and 2(b), any right to require Buyer to proceed first or exhaust remedies against Seller and any right to receive notice of or approve any modification to the Guaranteed Obligations; provided, however, notwithstanding the preceding, that Guarantor shall be entitled to assert any defenses to payment or performance of the Guaranteed Obligations that Seller may be entitled to assert with respect to its obligations provided under (i) the Stock Purchase Agreement or (ii) applicable law.

3. 338(h)(10) Election. As set forth in Section 8.07 of the Stock Purchase Agreement and in connection with the sale of the Company Shares to Buyer, Guarantor agrees to join with Buyer in making the election provided for in Section 338(h)(10) of the Code and the regulations promulgated thereunder, and any similar state statute or regulation, and will comply fully with all filing and other requirements necessary to effectuate such elections on a timely basis. Guarantor agrees to cooperate in good faith with Buyer in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of any such elections, including the exchange of information and the joint preparation and filing of Form 8023 (including related schedules). Guarantor is not aware of any fact, reason or circumstance that would preclude the parties from making the election under Section 338(h)(10) as contemplated in the Stock Purchase Agreement. Guarantor agrees that any income and gain recognized as a result of, and in accordance with, the making of the Section 338(h)(10) election will be included in the consolidated federal income tax return of Guarantor’s consolidated group and any resulting tax liability will be paid by Guarantor, as the common parent of the consolidated group which includes Seller.

4. No Solicitation and Nonsolicitation of Employees and Clients and Noncompetition. Guarantor agrees that Guarantor, and its directly and indirectly controlled Subsidiaries, shall be subject to the provisions of Section 5.05 of the Stock Purchase Agreement in the same manner as such section applies to Seller and its Affiliates.

5. Successors and Assigns. This Guaranty is for the benefit of Buyer and its successors and assigns, and in the event of an assignment of the Guaranteed Obligations, or any part thereof, the rights and benefits hereunder, to the extent applicable to the Guaranteed Obligations so assigned, may be transferred with such Guaranteed Obligations. Buyer shall provide Guarantor 30 days prior written notice of any transfer or assignment by Buyer of the Guaranteed Obligations, or any part thereof. Guarantor shall obtain the prior written consent of Buyer for any transfer or assignment of this Guaranty by Guarantor, which consent shall not be unreasonably withheld; provided, however, Buyer shall have the right to evaluate the financial position and prospects of any proposed transferee or assignee prior to granting consent and Buyer shall not be deemed to have unreasonably withheld consent to any transfer or assignment if Buyer reasonably determines that any such transferee or assignee has a financial position or prospects that are materially weaker than Guarantor’s.

6. Notices. The provisions of Section 13.01 of the Stock Purchase Agreement shall apply to any notice provided pursuant to this Guaranty with any such notice to be provided to the Guarantor at the address set forth below the Guarantor’s signature provided herein.

7. Binding Effect. This Guaranty is binding not only on Guarantor, but also on Guarantor’s successors and assigns. Upon the assignment of this Guaranty by Guarantor of this Guaranty to a third party assignee in the manner permitted by Section 5, and assumption by such party of all obligations hereunder, Guarantor shall be released from all obligations set forth herein.

8. Governing Law; Dispute Resolutions; Jurisdiction. The provisions of Section 13.05, 13.06 and 13.07 of the Stock Purchase Agreement shall apply to this Guaranty.

9. Term of Guaranty. The provisions of Section 1 of this Guaranty shall continue in effect until all the Guaranteed Obligations are fully and finally paid, performed, and discharged, except that, and notwithstanding any return of the Guaranty to Guarantor, the Guaranty shall continue in effect with respect to any of the Guaranteed Obligations that survive a partial discharge of the Guaranteed Obligations. The provisions of Section 4 of this Guaranty shall continue in effect until the applicable expiration, amendment or termination of the obligations set forth in Section 5.05 of the Stock Purchase Agreement.

10. Authority. Guarantor is a holding company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Guarantor has the requisite corporate power and authority to enter into this Guaranty. The execution and delivery of this Guaranty by Guarantor has been duly authorized by all necessary corporate action on the part of Guarantor. This Guaranty has been duly executed and delivered by Guarantor and constitutes a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

11. Further Assurances. Guarantor will promptly execute and deliver to Buyer upon Buyer’s request all such documents, agreements and instruments in compliance with or accomplishment of the agreements of Guarantor under this Guaranty as Buyer may reasonably request from time to time. Any expenses incurred by Guarantor pursuant to this Section 11 shall be allocated evenly among Guarantor and Buyer.

12. Amendment. This Guaranty may be amended only by a writing signed by Guarantor and Buyer.

13. Entire Agreement. This Guaranty and the applicable provisions of Sections 2.03, 5.05, 8.05, 8.07, 11.02, 11.03, 11.04, 13.01, 13.05, 13.06 and 13.07 of the Stock Purchase Agreement embody the entire agreement between Buyer and Guarantor with respect to the Guaranteed Obligations. This Guaranty supersedes all prior agreements and understandings, if any, with respect to the guaranty by Guarantor of the Guaranteed Obligations. Other than execution by Guarantor, no condition or conditions precedent to the effectiveness of this Guaranty exist. This Guaranty shall be effective upon execution by Guarantor and delivery to Buyer.

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IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date first written above.

NATIONWIDE FINANCIAL SERVICES, INC.

By:
Name:
Title:

Address, if to Guarantor:

Nationwide Financial Services, Inc.
One Nationwide Plaza, 1-12-09
Columbus, Ohio 43215
Attention: Timothy Frommeyer
Senior Vice President
Chief Financial Officer

with a copy (which shall not constitute notice) to:

Nationwide Financial Services, Inc.
One Nationwide Plaza, 1-35-16
Columbus, Ohio 43215
Attention: Roger A. Craig
Vice President
Division General Counsel